Exhibit 99.1

Kroger Announces Human Resources Succession Plan

CINCINNATI, February 27, 2015 — The Kroger Co. (NYSE: KR) today announced its succession plan for senior vice president of human resources.

Kathleen Barclay, 59, Kroger’s senior vice president of human resources, will retire in the fall of 2015.

Timothy Massa, 48, Kroger’s group vice president of human resources and labor relations, will succeed Ms. Barclay in leading these functions, effective upon her retirement.

Katy Barclay to Retire as Senior Vice President, Human Resources

Ms. Barclay joined Kroger in 2010 in her current position. During her time at Kroger, she has strengthened the HR function to more strongly support and connect the company’s family of associates with Kroger’s growing and changing business.

Before joining Kroger in 2010, Katy served as the vice president of global human resources for the General Motors Corp. During her time with GM, she led the automaker’s global human resources organization with a strong focus on building the company’s strategic HR capability worldwide while focusing on building a strong footprint in emerging and growth markets.

“Katy has been a champion for our associates and a driving force for innovation in our human resources function,” said Rodney McMullen, Kroger’s chairman and CEO. “We deeply value her leadership and advice as a key member of our leadership team. We wish Katy and her family all the best.”

Ms. Barclay is a member of board of directors of American Family Insurance. She serves as chair of the National Academy of Human Resources, and a board member of the Human Resource Policy Association.  Ms. Barclay earned a bachelor’s degree in Business at Michigan State University and an MBA at the Massachusetts Institute of Technology. She also serves on the boards of the United Way of Greater Cincinnati and the Cincinnati Symphony Orchestra.

Timothy Massa to Lead Human Resources and Labor Relations

Mr. Massa joined Kroger in 2010 as vice president of corporate human resources, talent development.  In April 2014, he was promoted to his current role, which included expanded responsibility for labor relations.

Prior to joining the company, he served in various human resources leadership roles for 21 years at Procter & Gamble.  He has an extensive global HR generalist background in leadership development, succession planning, performance management, strategy development, employee relations and engagement.

“Tim is an exceptional human resources leader and a trusted advisor to our entire senior management team,” said Mr. McMullen. “His depth of HR experience, fluency with our business and unwavering commitment to our associates make him a perfect fit for this important role.”

Mr. Massa earned a bachelor’s degree in Communications from the University of Dayton. He is a member of the College of Mt. St. Joseph board of trustees, the Cincinnati Freestore Foodbank board of trustees, and the University of Dayton Champions and Scholars Program. He also received a Future HR Leaders accreditation from Cornell University.

Kroger, one of the world’s largest retailers, employs more than 375,000 associates who serve customers in 2,631 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s.  The company also operates 783 convenience stores, 325 fine jewelry stores, 1,293 supermarket fuel centers and 37 food processing plants in the U.S.  Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 100 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

Contacts: Media, Keith Dailey, (513) 762-1304; Investors, Cindy Holmes, (513) 762-4969